Exhibit 10.5

AMENDMENT TO THE

2003-2005 EXECUTIVE STRATEGIC INCENTIVE PLAN OF

ALDERWOODS GROUP CANADA INC.

This Amendment to the 2003-2005 Strategic Incentive Plan of Alderwoods Group Canada Inc. (the “Plan”) is made as of July 21, 2005.

1.               Paragraph 14 is hereby amended by adding the following at the end of such paragraph 14:

“Notwithstanding anything to the contrary contained in the Plan, the maximum award pool relating to the Net Debt reduction goals shall be payable by Alderwoods Group Canada Inc. (“AGCI”) to each participant in accordance with the terms of the Plan on August 1, 2005.”

2.               Paragraph 18 is hereby amended to provide in its entirety:

“Any award earned under the Plan will be paid by AGCI in cash.  Such awards will be paid as follows: (i) with respect to the Net Debt Reduction goals, the maximum award pool will be paid to the participants on August 1, 2005; and (ii) with respect to the Net Debt/EBITDA Ratio goals, the applicable award earned under the Plan will be paid to the participants as soon as possible after the completion of the Period, but no later than March 15, 2006.  Such payments will be subject to any federal, provincial, state and local taxes, domestic or foreign, or other withholdings required by law or regulation.”

3.               Paragraph 19 is hereby amended by inserting the phrase “relating to the Net Debt/EBITDA goals” immediately after the word “pools” in the first sentence of such paragraph.